EXHIBIT 10.2
                                                             EXECUTION COPY


                           CONTRIBUTION AGREEMENT


                         DATED AS OF MARCH 22, 1999


                                  BETWEEN


                           FIRST DATA CORPORATION


                                    AND


                            BANK ONE CORPORATION




                             TABLE OF CONTENTS

 SECTION                                                               PAGE

                                 ARTICLE I

                                DEFINITIONS

      1.1.      Definitions  . . . . . . . . . . . . . . . . . . . . . . . 2
      1.2.      Interpretation . . . . . . . . . . . . . . . . . . . . . . 2

                                ARTICLE II

                        PRELIMINARY TRANSACTIONS

      2.1.      Divestiture of Excluded Assets.  . . . . . . . . . . . . . 2
      2.2.      Subsidiaries of Alpha. . . . . . . . . . . . . . . . . . . 3

                               ARTICLE III

                                CLOSING

      3.1.      Time and Place of Closing  . . . . . . . . . . . . . . . . 3
      3.2.      Execution and/or Amendment of Agreements . . . . . . . . . 4
      3.3.      Contribution of Specified Assets and
                  Liabilities  . . . . . . . . . . . . . . . . . . . . . . 4
      3.4.      Alpha Deliveries.  . . . . . . . . . . . . . . . . . . . . 4
      3.5.      Alliance Deliveries  . . . . . . . . . . . . . . . . . . . 4
      3.6.      Other Deliveries.  . . . . . . . . . . . . . . . . . . . . 5
      3.7.      Consents to Assignment . . . . . . . . . . . . . . . . . . 5
      3.8.      Closing Costs; Transfer Fees . . . . . . . . . . . . . . . 6

                               ARTICLE IV

                          CONTRIBUTION OF ASSETS
                         AND LIABILITIES OF ALPHA

      4.1.      Contribution Assets  . . . . . . . . . . . . . . . . . . . 6
      4.2.      Excluded Assets  . . . . . . . . . . . . . . . . . . . . . 7
      4.3.      Assumed Liabilities  . . . . . . . . . . . . . . . . . . . 7
      4.4.      Excluded Liabilities . . . . . . . . . . . . . . . . . . . 8

                                ARTICLE V

                           CONDITIONS TO CLOSING

      5.1.      Illegality, Etc  . . . . . . . . . . . . . . . . . . . . . 8
      5.2.      Litigation . . . . . . . . . . . . . . . . . . . . . . . . 8
      5.3.      Consents and Approvals . . . . . . . . . . . . . . . . . . 9
      5.4.      Merger . . . . . . . . . . . . . . . . . . . . . . . . . . 9
      5.5.      Other Agreements . . . . . . . . . . . . . . . . . . . . . 9
      5.6.      Divestiture of Unrelated Assets  . . . . . . . . . . . . . 9
      5.7.      Resolutions, Certificates, Etc.  . . . . . . . . . . . .  10
      5.8.      Opinions of Counsel  . . . . . . . . . . . . . . . . . .  10
      5.9.      Accounting . . . . . . . . . . . . . . . . . . . . . . .  10

                                ARTICLE VI

                     REPRESENTATIONS AND WARRANTIES

      6.1.      Representations and Warranties of Bank One and
                  Bank One Affiliates  . . . . . . . . . . . . . . . . .  11
      6.2.      Representations and Warranties of FDC and FDC
                  Affiliates . . . . . . . . . . . . . . . . . . . . . .  14

                                ARTICLE VII

      SCHEDULES OF ALPHA ASSETS AND LIABILITIES  . . . . . . . . . . . .  16

                                ARTICLE VIII

                           ADDITIONAL AGREEMENTS

      8.1.      Reasonable Access. . . . . . . . . . . . . . . . . . . .  16
      8.2.      Accuracy of Representations and Warranties . . . . . . .  16
      8.3.      Efforts to Consummate. . . . . . . . . . . . . . . . . .  17
      8.4.      No Public Announcement.  . . . . . . . . . . . . . . . .  17
      8.5.      Notices  . . . . . . . . . . . . . . . . . . . . . . . .  17
      8.6       Notification of Certain Matters  . . . . . . . . . . . .  19
      8.7.      Card Association Approvals.  . . . . . . . . . . . . . .  19
      8.8.      Related Party Transactions . . . . . . . . . . . . . . .  19
      8.9.      Operations Prior to Closing Date . . . . . . . . . . . .  19
      8.10.     Intercompany Agreements  . . . . . . . . . . . . . . . .  19
      8.11.     Cooperation on Debt  . . . . . . . . . . . . . . . . . . 20
      8.12.     Certain Fees   . . . . . . . . . . . . . . . . . . . . .  20

                                 ARTICLE IX

                              EMPLOYEE MATTERS

      9.1.      Employment of Alpha Employees  . . . . . . . . . . . . .  20
      9.2.      Maintenance of Employee Benefits Plans . . . . . . . . .  21
      9.3.      Bonuses  . . . . . . . . . . . . . . . . . . . . . . . .  21
      9.4.      Vacation and Sick Leave  . . . . . . . . . . . . . . . .  21
      9.5.      Workers' Compensation  . . . . . . . . . . . . . . . . .  21
      9.6.      Employees of Alliance Members  . . . . . . . . . . . . .  21

                                  ARTICLE X

                 INDEMNIFICATION; PAYMENT OF CERTAIN COSTS

      10.1.     Indemnification by FDC . . . . . . . . . . . . . . . . .  21
      10.2.     Indemnification by Bank One  . . . . . . . . . . . . . .  22
      10.3.     Notice of Claims . . . . . . . . . . . . . . . . . . . .  22
      10.4.     Third Person Claims  . . . . . . . . . . . . . . . . . .  23
      10.5.     Limitation . . . . . . . . . . . . . . . . . . . . . . .  24

                                ARTICLE XI

                               TERMINATION

      11.1.     Termination  . . . . . . . . . . . . . . . . . . . . . .  24
      11.2.     Notice of Termination  . . . . . . . . . . . . . . . . .  24
      11.3.     Effect of Termination  . . . . . . . . . . . . . . . . .  25

                                ARTICLE XII

                       MISCELLANEOUS PROVISIONS

      12.1.     Counterparts.  . . . . . . . . . . . . . . . . . . . . .  25
      12.2.     Entire Agreement.  . . . . . . . . . . . . . . . . . . .  25
      12.3.     Partial Invalidity.  . . . . . . . . . . . . . . . . . .  25
      12.4.     Amendment. . . . . . . . . . . . . . . . . . . . . . . .  25
      12.5.     Governing Law. . . . . . . . . . . . . . . . . . . . . .  25
      12.6.     Waiver.    . . . . . . . . . . . . . . . . . . . . . . .  25
      12.7.     Further Assurances.  . . . . . . . . . . . . . . . . . .  26
      12.8.     Expenses . . . . . . . . . . . . . . . . . . . . . . . .  26
      12.9.     Survival of Obligations  . . . . . . . . . . . . . . . .  26
      12.10.    Successors and Assigns . . . . . . . . . . . . . . . . .  27
      12.11.    Confidential Nature of Information . . . . . . . . . . .  27
      12.12.    Informal Dispute Resolution  . . . . . . . . . . . . . .  27
      12.13.    Arbitration  . . . . . . . . . . . . . . . . . . . . . .  28
      12.14.    Judicial Procedure . . . . . . . . . . . . . . . . . . .  31
      12.15.    Amendment of Alliance Agreement  . . . . . . . . . . . .  31


                                  ANNEXES

 ANNEX I -      Definitions

                                  EXHIBITS

 EXHIBIT A -    Form of Operating Agreement

 EXHIBIT B -    Related Party Transactions

 EXHIBIT C -    List of Schedules

 EXHIBIT D -    Knowledge of Bank One

 EXHIBIT E -    Other Alliances

 EXHIBIT F -    Intentionally Omitted

 EXHIBIT G -    Form of Revised Processing Agreement - Additional Terms



                           CONTRIBUTION AGREEMENT


           THIS CONTRIBUTION AGREEMENT, dated as of March 22, 1999 (this "Agreement"), between First Data Corporation, a Delaware corporation ("FDC"), and BANK ONE CORPORATION, a Delaware corporation ("Bank One").

                             W I T N E S E T H:

           WHEREAS, First Data Merchant Services Corporation, a Florida corporation ("FDMS") and wholly owned subsidiary of FDC (successor to Card Establishment Services, Inc.), First Data Resources Inc., a Delaware corporation ("FDR") and wholly owned subsidiary of FDC, and Banc One POS Services Corporation, an Ohio corporation ("Banc One POS") and wholly owned subsidiary of Bank One, entered into an Alliance Agreement dated June 15, 1995, as amended on January 10, 1996 (the "Alliance Agreement");

           WHEREAS, FDMS, Banc One POS, and Banc One Payment Services L.L.C., a Delaware limited liability company (the "Alliance") have entered into a Limited Liability Company Agreement dated January 10, 1996, as amended on December 31, 1996 (the "Formation Agreement");

           WHEREAS, Bank One, through its wholly-owned subsidiary, First USA Financial, Inc., a Delaware corporation ("FUSA"), holds approximately 55% of the issued and outstanding common stock of Paymentech, Inc., a Delaware corporation ("Alpha");

           WHEREAS, FDC proposes to negotiate and enter into, or cause an Affiliate to enter into, an agreement of merger (the "Merger Agreement") with Alpha pursuant to which all the issued and outstanding common stock of Alpha not owned, directly or indirectly, by Bank One will be acquired by such Affiliate (the "Merger"), and FDC and Bank One propose to negotiate and enter into, or cause an Affiliate to enter into a stockholders agreement (the "Stockholders Agreement") governing certain actions of FDC, Bank One and/or certain of their Affiliates relative to Alpha and certain Affiliates of Alpha;

           WHEREAS, following the Merger, FDC and Bank One desire to cause the assets and liabilities and business operations of Alpha to be contributed to the Alliance in exchange for a Membership Interest, as defined in the Operating Agreement (as defined herein), in the Alliance;

           WHEREAS, upon the Closing, as hereinafter defined, FDC and Bank One shall cause the members of the Alliance, including Alpha, to enter into an amended and restated limited liability company agreement (the "Operating Agreement") in the form attached hereto as Exhibit A;

           WHEREAS, in recognition of the additional capabilities that the Alliance will have upon the contribution to the Alliance of the assets and business of Alpha, upon the Closing, FDC and Bank One shall cause the Alliance and FDMS to execute an amended and restated processing agreement (the "Revised Processing Agreement") in the form of the agreement dated as of March 22, 1999 between FDMS and Paymentech Merchant Services, Inc., except for such changes necessary to reflect the appropriate parties thereto and except as described on Exhibit G attached hereto;

           NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                 ARTICLE I

                                DEFINITIONS

           1.1. DEFINITIONS. In this Agreement, unless the context shall otherwise require, the capitalized terms used herein shall have the respective meanings specified or referred to in Annex I hereto, which is incorporated by reference herein. Each agreement referred to in Annex I shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and hereof.

           1.2. INTERPRETATION. Each definition contained or referred to in this Agreement includes the singular and the plural, and reference to the neuter gender includes the masculine and feminine where appropriate. References to any statute or regulation means such statute or regulations as amended at the time and includes any successor legislation or regulations. The headings to the Articles and Sections are for convenience of reference and shall not affect the meaning or interpretation of this Agreement. Except as otherwise stated, reference to Articles, Sections, Exhibits and Schedules means the Articles, Sections, Exhibits and Schedules of this Agreement. The Exhibits and Schedules are hereby incorporated by reference into and shall be deemed a part of this Agreement.


                                 ARTICLE II

                          PRELIMINARY TRANSACTIONS

           2.1. DIVESTITURE OF EXCLUDED ASSETS. Upon the terms and subject to the conditions of this Agreement, Bank One and FDC shall cause the spin-off, sale or other disposition of the capital stock or, at the election of Bank One, the assets and liabilities of First USA Financial Services, Inc., a Utah industrial loan company ("FUFSI"), and the capital stock of Message Media, Inc., a Delaware corporation ("Message Media"). With respect to FUFSI, such spin-off, sale or divestiture shall occur promptly following the consummation of the Merger and in any event prior to the Closing Date unless such spin-off, sale or other disposition shall have been previously effected with the consent of FDC. With respect to Message Media, such spin-off, sale or divestiture shall occur as soon as practical after the date hereof and in any event prior to the Closing Date. Such spin-off, sale or other disposition of FUFSI shall be for a net aggregate consideration to Alpha as shall be mutually agreed upon by FDC and Bank One or, if FDC and Bank One are not able to agree, for such net aggregate consideration as shall be determined pursuant to the Appraisal Procedure. Such spin-off, sale or other disposition of Message Media shall be for a net aggregate consideration to Alpha realized from the sale of such stock in the open market.

           2.2. SUBSIDIARIES OF ALPHA. Upon the terms and subject to the conditions of this Agreement, unless Bank One and FDC shall mutually agree to the contrary, Bank One and FDC shall make appropriate mutually agreeable arrangements to retain the Subsidiaries of Alpha in existence as Subsidiaries of Alpha after the Closing or, if mutually agreed, to merge or otherwise combine one or more such Subsidiaries into or with one or more other such Subsidiaries, and in each case thereafter cause the assets, liabilities and business of each surviving Subsidiary to be contributed (directly or indirectly) to the Alliance in exchange for a Membership Interest, as defined in the Operating Agreement, in the Alliance. References herein to Alpha shall, where appropriate, be deemed to be references to Alpha and each surviving Subsidiary of Alpha.


                                ARTICLE III

                                  CLOSING

           3.1. TIME AND PLACE OF CLOSING. Subject to the terms and conditions set forth herein, the closing of the transactions contemplated hereby (the "Closing") shall take place at 10:00 a.m. central time on the third Banking Day following the satisfaction of the closing conditions specified in Article V or such later date as may be agreed upon by the parties hereto after the conditions set forth in Article V have been satisfied or waived,(the "Closing Date"), at the offices of Sidley & Austin, Chicago, Illinois, or at such other time and place as the parties hereto shall agree. All of the actions scheduled in this Agreement for the Closing Date taken or occurring on the Closing Date shall be deemed to occur simultaneously thereon.

           3.2. EXECUTION AND/OR AMENDMENT OF AGREEMENTS. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Bank One and FDC, respectively, shall cause each of the agreements listed in
 Section 5.5 to be executed and delivered by the appropriate parties thereto.

           3.3. CONTRIBUTION OF SPECIFIED ASSETS AND LIABILITIES. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, FDC and Bank One, respectively, shall cause the Contributed Assets and the Assumed Liabilities to be transferred to the Alliance as set forth in
 Article IV and shall cause the Alliance to assume all such Assumed
 Liabilities.

           3.4. ALPHA DELIVERIES. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Bank One and FDC, respectively, shall cause Alpha to deliver to the Alliance all of the following:

           (a) Certified copies of resolutions of the stockholders and the Board of Directors of Alpha authorizing the transactions contemplated hereby;

           (b) An instrument of assignment and assumption in form and substance reasonably satisfactory to Bank One and FDC (the "Instrument of Assignment and Assumption" );

           (c) Certificates of title or origin (or like documents) with respect to any of the Contributed Assets for which a certificate of title or origin is required in order to transfer title;

           (d) Any consents, waivers or approvals obtained by Alpha with respect to the Contributed Assets or the consummation of the transactions contemplated by this Agreement; and

           (e) Such other bills of sale, assignments and other instruments of transfer or conveyance as either Bank One or FDC may reasonably request or as may otherwise be necessary to evidence and effect the assignment, transfer, conveyance and delivery of the Contributed Assets by Alpha to the Alliance.

           3.5. ALLIANCE DELIVERIES. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Bank One and FDC, respectively, shall cause the Alliance to deliver to Alpha all of the following:

           (a)  The Instrument of Assignment and Assumption;

           (b) Such other instruments as either Bank One or FDC may reasonably request or as may be otherwise necessary to evidence or effect the assumption by the Alliance of the Assumed Liabilities

 In addition to the foregoing, on the Closing Date, Alpha will receive a Membership Interest (as such term is defined in the Operating Agreement) in the Alliance as described in Section 4.2 of the Operating Agreement. Bank One and FDC agree that Alpha will be acquiring its Membership Interest for its own account for investment and with no present intention of distributing or reselling such Membership Interest or any part thereof. Alpha will be fully informed as to the applicable limitations upon any distribution or resale of the Membership Interest, which will not be registered pursuant to the Securities Act. Bank One and FDC will cause Alpha to agree not to distribute or resell all or any portion of the Membership Interest if such distribution or resale would constitute a violation of the Securities Act by either Alpha or the Alliance.

           3.6. OTHER DELIVERIES. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Bank One and FDC shall cause their respective Affiliates to deliver to the other party such additional documents and instruments, including certified copies of corporate charters or comparable documents, by-laws, resolutions or other items, as either party may reasonably request.

           3.7. CONSENTS TO ASSIGNMENT. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any contract or agreement, or any claim or right or any benefit arising thereunder or resulting therefrom, if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or would in any way adversely affect the rights of the Alliance thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights thereunder so that the Alliance would not receive all such rights, Bank One and FDC will cause Alpha and the Alliance to cooperate, in all reasonable respects, to obtain such consent as soon as practicable and, until such consent is obtained, to provide to the Alliance the benefits under any of the foregoing to which such consent relates (with the Alliance responsible for all the liabilities and obligations thereunder). In particular, in the event that any such consent is not obtained prior to the Closing Date, then Bank One and FDC will cause Alpha and the Alliance to enter into such arrangements (including subleasing or subcontracting if permitted) to provide to all parties the economic and operational equivalent of obtaining such consents and assigning such contract or agreement, including the enforcement for the benefit of the Alliance of all claims or rights arising thereunder, and the performance by the Alliance of the obligations thereunder.

           3.8. CLOSING COSTS; TRANSFER FEES. The cost of any surveys, title reports or title searches, and the recording or filing of all applicable conveyancing instruments incurred by reason of the transfer of Contributed Assets to the Alliance will be paid by Alpha upon the Closing.


                                 ARTICLE IV

                           CONTRIBUTION OF ASSETS
                          AND LIABILITIES OF ALPHA

           4.1. CONTRIBUTION ASSETS. On the Closing Date and upon the terms and subject to the conditions of this Agreement including Section 3.7, FDC and Bank One shall cause Alpha, and each surviving Subsidiary under Section 2.2, to (and on or prior to the Closing Date FDC and Bank One shall cause Alpha, and each surviving Subsidiary under Section 2.2, on its own behalf, to agree in writing with the Alliance upon such terms and subject to such conditions, to) assign, transfer, convey and deliver unto the Alliance, on a going concern basis, all of the business and operations of Alpha, and each such Subsidiary, and all of the assets and properties of Alpha, and each such Subsidiary, of every kind and description, wherever located, real, personal and mixed, tangible and intangible (other than Excluded Assets) as the same shall exist on the Closing Date (the "Contributed Assets"), including, without limitation, all right, title and interest of Alpha, and each such Subsidiary, under, to and in:

           (a)  cash and cash equivalents;

           (b) assets reflected on the balance sheet of Alpha, and each such Subsidiary, as of December 31, 1998, except for those assets disposed of subsequent to such date;

           (c)  Personal Property;

           (d)  Accounts Receivable and Inventory;

           (e)  any Owned Real Property;

           (f)  Leased Real Property and leasehold improvements;

           (g) Capital Stock of Subsidiaries of Alpha, if mutually agreed by Bank One and FDC;

           (h)  any Investments;

           (i)  Contracts including without limitation Merchant
      Agreements;

           (j) goodwill together with all customer lists, processes, manuals, know how and other proprietary information;

           (k) owned Intellectual Property and Software, and the contracts, licenses, sublicenses, assignments, indemnities and other agreements with third parties related thereto;

           (l) licensed Intellectual Property and Software, and the contracts, licenses, sublicenses, assignments, indemnities and other agreements with third parties related thereto;

           (m) telephone, telex, telephone facsimile numbers and other directory listings, web sites and Internet domain names;

           (n)  any rights, claims or causes of action against third
      Persons;

           (o)  any Governmental Permits;

           (p)  Insurance Policies;

           (q) books, files, reports, records, correspondence, documents and other material including, without limitation, supplier lists and customer files, payroll and personnel records and financial, sales and purchasing records; and

           (r) all other assets owned by Alpha on the Closing Date except for the Excluded Assets.

           4.2.  EXCLUDED ASSETS.  Notwithstanding the provisions of
 Section 4.1, the Contributed Assets shall not include the capital stock of FUFSI or the capital stock of Message Media (herein referred to as the "Excluded Assets").

           4.3. ASSUMED LIABILITIES. On the Closing Date and upon the terms and subject to the conditions of this Agreement, FDC and Bank One shall cause the Alliance to (and on or prior to the Closing Date FDC and Bank One shall cause Alpha, and each surviving Subsidiary under Section 2.2, on its own behalf, to enter into an agreement with the Alliance causing the Alliance, upon such terms and subject to such conditions, to) assume and be obligated to pay, perform and otherwise discharge all liabilities and obligations of Alpha, and each such Subsidiary, direct or indirect, known or unknown, absolute or contingent (other than the Excluded Liabilities) (the "Assumed Liabilities"), including, without limitation:

           (a) accounts payable and other accrued liabilities and obligations that are reflected on the balance sheet of Alpha, and each such Subsidiary, as of December 31, 1998 and similar liabilities and obligations incurred subsequent to such date;

           (b) all liabilities in respect of any pending or threatened action, suit, or proceeding against Alpha or any such Subsidiary;

           (c)  Chargebacks and credit losses;

           (d)  liabilities in respect of Taxes;

           (e)  contingent liabilities; and

           (f)  liabilities and obligations under the Contracts.

           4.4.  EXCLUDED LIABILITIES.  Notwithstanding the provisions of
 Section 4.3, the Alliance shall not assume or be obligated to pay, perform or otherwise discharge liabilities or obligations of Alpha or any such Subsidiary in respect of the Excluded Assets (all such liabilities and obligations not being assumed by the Alliance being herein referred to as the "Excluded Liabilities").


                                 ARTICLE V

                           CONDITIONS TO CLOSING

           The obligations of the parties hereto to consummate the transactions contemplated by this Agreement to occur at the Closing shall be subject to the satisfaction, or waiver by the appropriate party or parties, on or prior to the Closing Date of the following conditions precedent (except that the obligation of any party shall not be subject to such party's own performance or compliance):

           5.1. ILLEGALITY, ETC. No change shall have occurred as of the Closing Date in applicable Requirements of Laws that in the reasonable opinion of any party would make it illegal for it to participate in any of the transactions contemplated to occur at the Closing.

           5.2. LITIGATION. No action, proceeding or investigation shall have been instituted, nor shall action before any court or Governmental Body be threatened, which in the opinion of counsel for FDC or Bank One is not frivolous, nor shall any order, judgment or decree have been issued or proposed to be issued by any court or Governmental Body, at the time of the Closing Date to modify, set aside, invalidate, restrain, enjoin or prevent the consummation of this Agreement, the Operating Agreement, the Revenue Sharing Agreement, the Revised Processing Agreement or the transactions contemplated herein or therein.

           5.3. CONSENTS AND APPROVALS. (a) All actions, approvals, consents, waivers, exemptions, variances, franchises, orders, permits, authorizations, rights and licenses (other than any thereof that are routine in nature and that cannot be obtained, or that are not normally applied for, prior to the time they are required and that FDC or Bank One, as the case may be, does not have any reason to believe any difficulty will be encountered in obtaining) required to be taken, given or obtained, as the case may be, by or from any Governmental Body, that are necessary in connection with the consummation of the transactions contemplated by this Agreement, the Operating Agreement, the Revenue Sharing Agreement and the Revised Processing Agreement shall have been duly taken, given or obtained, as the case may be, and shall be in full force and effect on the Closing Date.

           (b) Notwithstanding the foregoing, the waiting period under the HSR Act, if applicable, shall have expired or been terminated.

           5.4.  MERGER.  The Merger shall have been consummated.

           5.5. OTHER AGREEMENTS. The following agreements shall have been duly authorized, executed and delivered by the respective party or parties thereto, or shall have been received by a party hereto, shall each be satisfactory in form and substance to each such party and shall be in full force and effect, and executed counterparts shall have been delivered to each such party and its respective counsel:

           (a)  this Agreement;

           (b)  the Operating Agreement;

           (c)  the Revised Processing Agreement;

           (d)  the Revenue Sharing Agreement; and

           (e) a guaranty of Bank One, N.A., Columbus, Ohio and a guaranty of FDC in form and substance mutually agreeable to Bank One and FDC, it being understood that such guaranties will cover only the obligations of the members under the Operating Agreement and that the enforcement of such guaranties shall not require as a pre-condition obtaining a judgment against the primary obligor.

           5.6. DIVESTITURE OF UNRELATED ASSETS. The transactions contemplated by Section 2.1 hereof shall have occurred.

           5.7 RESOLUTIONS, CERTIFICATES, ETC. Each party hereto shall have received, in form and substance reasonably satisfactory to it,

           (a) a copy of resolutions of the Board of Directors of each party (other than FDC and Bank One) to any of the agreements referred to in
 Section 5.5, certified as of the Closing Date by the Secretary or an Assistant Secretary thereof, duly authorizing the execution, delivery and performance by such party, respectively, of each such agreement to which it is a party, together with an incumbency certificate as to the person or persons authorized to execute and deliver such documents on its behalf; and

           (b) such other documents and evidence with respect to FDC or Bank One and each other party to any of the agreements referred to in
 Section 5.5 as FDC or Bank One or their respective counsel may reasonably request in order to consummate the transactions contemplated hereby, the taking of all corporate proceedings in connection therewith and compliance with the conditions herein.

           5.8. OPINIONS OF COUNSEL. The following opinions of legal counsel, dated the Closing Date, shall have been delivered:

           (a) Opinion of Counsel for FDC. Opinion from Michael T. Whealy, general counsel of FDC, addressed to Bank One in form and substance reasonably satisfactory to Bank One.

           (b) Opinion of Counsel for Bank One. Opinion from Sherman I. Goldberg, General Counsel for Bank One, addressed to FDC in form and substance reasonably satisfactory to FDC.

           5.9. ACCOUNTING. (a) On or prior to the Closing Date, Bank One shall request a formal written opinion of Arthur Andersen LLP to the effect that the transactions contemplated by this Agreement, the Operating Agreement and the Merger Agreement (and identified in such opinion) will not adversely affect "pooling of interests" accounting treatment for any then publicly announced or completed transaction by Bank One or any Affiliate assuming any changes to the Operating Agreement that would be reasonably acceptable to Bank One. In the event that Arthur Andersen LLP will not issue the formal written opinion described in the preceding sentence, Bank One will request Arthur Andersen LLP provide to Bank One and FDC the basis for its inability to deliver such opinion, such basis to be given orally or in writing in reasonable detail. If Bank One fails to receive a written opinion as described in the first sentence of this
 Section 5.9(a), Bank One shall not be obligated to close the transaction contemplated by this Agreement, it being understood that the condition set forth in such first sentence shall be subsequently deemed satisfied if Bank One shall receive a subsequent formal written opinion of Arthur Andersen LLP in form and substance satisfactory to Bank One that the transactions contemplated by this Agreement, the Operating Agreement and the Merger Agreement will not adversely affect "pooling of interests" accounting treatment for any then publicly announced or completed transaction by Bank One or any Affiliate.

           (b) On or prior to the Closing Date, FDC shall request a formal written opinion of Ernst & Young LLP to the effect that the transactions contemplated by this Agreement, the Operating Agreement and the Merger Agreement (and identified in such opinion) will not adversely affect "pooling of interests" accounting treatment for any then publicly announced or completed transaction by FDC or any Affiliate assuming any changes to the Operating Agreement that would be reasonably acceptable to FDC. In the event that Ernst & Young LLP will not issue the formal written opinion described in the preceding sentence, FDC will request Ernst & Young LLP provide to Bank One and FDC the basis for its inability to deliver such opinion, such basis to be given orally or in writing in reasonable detail. If FDC fails to receive a written opinion as described in the first sentence of this Section 5.9(b), FDC shall not be obligated to close the transaction contemplated by this Agreement, it being understood that the condition set forth in such first sentence shall be subsequently deemed satisfied if FDC shall receive a subsequent formal written opinion of Ernst & Young LLP in form and substance satisfactory to FDC that the transactions contemplated by this Agreement, the Operating Agreement and the Merger Agreement will not adversely affect "pooling of interests" accounting treatment for any then publicly announced or completed transaction by FDC or any Affiliate.


                                 ARTICLE VI

                       REPRESENTATIONS AND WARRANTIES

           6.1. REPRESENTATIONS AND WARRANTIES OF BANK ONE AND BANK ONE AFFILIATES. As an inducement to FDC to enter into this Agreement, and to cause one of its Affiliates to enter into the Operating Agreement, the Revenue Sharing Agreement and the Revised Processing Agreement, and to consummate the transactions contemplated hereby and thereby, Bank One represents and warrants to FDC and agrees as follows except as may be otherwise provided in the Confidential Disclosure letter of Bank One attached hereto:

           (a) Organization, Corporate Power, Etc. Bank One is a bank holding company duly organized and validly existing as a corporation under the laws of the State of Delaware. Each Bank One Affiliate (other than Alpha and its Subsidiaries) that will be a party to any of the agreements contemplated by this Agreement is a corporation or other entity duly organized and validly existing under the laws of its respective jurisdiction of organization. Bank One is duly licensed or qualified to do business as a foreign corporation in all of the jurisdictions in which Bank One is required to be so licensed or qualified with respect to the Alliance, except where the failure to be so licensed or qualified would not have a material adverse effect on the operations or financial condition of the Alliance. Bank One and each of its Affiliates (other than Alpha and its Subsidiaries) that will be performing obligations under any other agreement contemplated by this Agreement, has all requisite corporate power and authority to own, operate and lease its assets and to carry on its business as it is now being conducted except where the failure to have such power and authority would not have a material adverse effect on the operations or financial condition of Bank One or the applicable Affiliate, and Bank One and each such Affiliate has all requisite corporate power and authority to perform its respective obligations hereunder and thereunder.

           (b) Authority of Bank One. Bank One and each of its applicable Affiliates (other than Alpha and its Subsidiaries) has full power and authority to execute, deliver and perform this Agreement, the Operating Agreement, the Revenue Sharing Agreement, the Revised Processing Agreement and any other agreement contemplated hereby to which Bank One or such applicable Affiliate is a party. The execution, delivery and performance of this Agreement, the Operating Agreement, the Revenue Sharing Agreement, the Revised Processing Agreement and any other agreement contemplated hereby by Bank One or such Affiliate have been duly authorized and approved by Bank One or such Affiliate, as the case may be, and do not require any further authorization or consent of Bank One, any such Affiliate or their respective boards of directors or stockholders. This Agreement has been, and the Operating Agreement, the Revenue Sharing Agreement and the Revised Processing Agreement will be, duly authorized, executed and delivered by Bank One or such Affiliate and are or will be upon execution, the legal, valid and binding obligations of Bank One or such Affiliate enforceable in accordance with its terms.

           Neither the execution and delivery of this Agreement, the Operating Agreement, the Revenue Sharing Agreement, the Revised Processing Agreement or any other agreement contemplated hereby, or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will (i) conflict with, violate, result in a breach of, or constitute a default under the charter or By-laws of Bank One or any such Affiliate, (ii) conflict with (A) any Court Order to which Bank One or any such Affiliate is a party or by which Bank One or any such Affiliate is bound, or (B) any Requirements of Laws affecting Bank One or any such Affiliate, or (iii) conflict with or violate in any material manner or result in a material breach of, or constitute a material default under any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Bank One or any such Affiliate is a party or by which Bank One or any such Affiliate is bound.

           (c) Consents and Approvals. Except for such consents, approvals or authorizations to be applied for under the HSR Act or as may be required under licenses or other agreements relating to the Alliance, if any, no consent, approval or authorization of, or declaration, filing or registration with, or notice to, or order or action of, any court, administrative agency or other Governmental Body or any other Person (including, without limitation, any financial institution or Card Association) is required to be made or obtained by Bank One or any of its Affiliates (excluding Alpha and its Subsidiaries) in connection with the execution and delivery by Bank One or any such Affiliate of this Agreement, the Operating Agreement, the Revenue Sharing Agreement, the Revised Processing Agreement or any other agreement contemplated hereby, the consummation by Bank One of the transactions contemplated hereby or thereby and the performance by Bank One or any such Affiliate of its obligations contained herein or therein.

           (d) Card Association Rules. To the best of Bank One's knowledge, Bank One or its applicable clearing affiliate is, and, since January 1, 1998 has been, in substantial compliance with all applicable Card Association rules, by-laws and regulations and has received no notice of any material violations thereof.

           (e) Financial Statements of Alpha. Bank One has no knowledge that (i) the audited balance sheets of Alpha as of June 30, 1998 and 1997 and the related statements of income and cash flows for the years then ended, together with the appropriate notes to such financial statements, or
 (ii) the unaudited balance sheet of Alpha as of September 30, 1998 and 1997 and the related statements of income and cash flows for the three months then ended have not been prepared in conformity with generally accepted accounting principles consistently applied, or do not fairly present the financial position and results of operations of Alpha as of their respective dates and for the respective periods covered thereby, except as set forth therein or in the notes thereto.

           (f) Changes Since September 30, 1998. Bank One has no knowledge that since September 30, 1998, (i) there has been any material adverse change in the Contributed Assets or the business or operations, liabilities, profits, prospects or condition (financial or otherwise) of Alpha or (ii) Alpha has not generally conducted its business in the ordinary course and in conformity with past practice.

           (g) No Broker or Finder. No broker, finder or investment banker is entitled to any fee or commission from Bank One or any of its Affiliates in connection with the transactions contemplated by this Agreement, the Operating Agreement, the Revenue Sharing Agreement or the Revised Processing Agreement, but not including the transactions contemplated by the Merger Agreement.

           (h) Knowledge of Bank One. As used in this Agreement, knowledge of Bank One when used in phrases such as "Bank One has no knowledge", "to the best of Bank One's knowledge" or similar phrases shall be limited to actual knowledge of the officers and employees of Bank One identified on Exhibit D hereto.

           6.2. REPRESENTATIONS AND WARRANTIES OF FDC AND FDC AFFILIATES. As an inducement to Bank One to enter into this Agreement, and to cause one of its Affiliates to enter into the Operating Agreement, the Revenue Sharing Agreement and the Revised Processing Agreement and to consummate the transactions contemplated hereby and thereby, FDC represents and warrants to Bank One and agrees as follows:

           (a) Organization, Corporate Power, Etc. FDC and each of its Affiliates that will be a party to any of the agreements contemplated hereby is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and is duly licensed or qualified to do business as a foreign corporation in all of the jurisdictions in which such entity is required to be so licensed or qualified, except where the failure to be so licensed or qualified would not have a material adverse effect on the operations or financial condition of the Alliance. FDC has all requisite corporate power and authority to own, operate and lease its assets and to carry on its business as it is now being conducted except where failure to have such power and authority would not have a material adverse effect on the operations or financial condition of FDC or the applicable Affiliate, and FDC and each of its Affiliates that will be performing obligations under this Agreement, the Operating Agreement, the Revenue Sharing Agreement, the Revised Processing Agreement or any other agreement contemplated hereby has all requisite corporate power and authority to perform its obligations hereunder and thereunder.

           (b) Authority of FDC. FDC and each of its applicable Affiliates has full power and authority to execute, deliver and perform this Agreement, the Operating Agreement, the Revenue Sharing Agreement, the Revised Processing Agreement and any other agreement contemplated hereby to which FDC or such applicable Affiliate is a party. The execution, delivery and performance of this Agreement, the Operating Agreement, the Revenue Sharing Agreement, the Revised Processing Agreement and any other agreements contemplated hereby by FDC or such Affiliate have been duly authorized and approved by the Board of Directors of FDC or such Affiliate, as the case may be, and do not require any further authorization or consent of FDC, any of its Affiliates or their respective stockholders. This Agreement has been, and the Operating Agreement, the Revenue Sharing Agreement and the Revised Processing Agreement will be, duly authorized, executed and delivered by FDC or such Affiliate and are or will be upon execution, the legal, valid and binding obligations of FDC or such Affiliate enforceable in accordance with its terms.

           Neither the execution and delivery of this Agreement, the Operating Agreement, the Revenue Sharing Agreement, the Revised Processing Agreement or any other agreement contemplated hereby, or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will (i) conflict with, violate, result in a breach of, or constitute a default under (1) the charter or By-laws of FDC or any such Affiliate,(2) any Court Order to which FDC or any such Affiliate is a party or by which FDC or any such Affiliate is bound, or (3) any Requirements of Laws affecting FDC or any such Affiliate, or (ii) conflict with or violate in any material manner, or result in a material breach of, or constitute a material default under any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which FDC or any such Affiliate is a party or by which FDC or any such Affiliate is bound.

           (c) Consents and Approvals. Except for such consents, approvals or authorizations to be applied for under the HSR Act or as may be required under licenses or other agreements relating to the Alliances, if any, no consent, approval or authorization of, or declaration, filing or registration with, or notice to, or order or action of, any court, administrative agency or other Governmental Body or any other Person (including, without limitation, any financial institution or Card Association) is required to be made or obtained by FDC or any of its Affiliates in connection with the execution and delivery by FDC or any of its Affiliates of this Agreement, the Operating Agreement, the Revenue Sharing Agreement, Revised Processing Agreement or any other agreement contemplated hereby, the consummation by FDC or any of its Affiliates of the transactions contemplated hereby or thereby and the performance by FDC or any of its Affiliates of its obligations contained herein or therein.

           (d) Card Association Rules. To the best of FDC's knowledge, FDC or any of its applicable Affiliates is, and, since January 1, 1998 has been, in substantial compliance with all applicable Card Association rules, by-laws and regulations and has received no notice of any material violations thereof.

           (e) Other Alliances. Attached hereto as Exhibit E is a brief description of the material terms and provisions of all existing restrictions binding on FDMS or any of its Affiliates that would prohibit, restrict or limit the right of FDMS or any such Affiliate to transfer Merchant Agreements to the UMS portfolio as contemplated by Section 4.8 of the Operating Agreement.

           (f) No Broker or Finder. No broker, finder or investment banker is entitled to any fee or commission from FDC or any of its Affiliates in connection with the transactions contemplated by this Agreement, the Operating Agreement, the Revenue Sharing Agreement or the Revised Processing Agreement, but not including the transactions contemplated by the Merger Agreement.


                                ARTICLE VII

                 SCHEDULES OF ALPHA ASSETS AND LIABILITIES

           Prior to the Closing Date, FDC and Bank One shall cooperate in the preparation of Schedules referred to in Exhibit C, which Schedules are intended to be complete lists of the assets, properties, contracts and other data of Alpha and its Subsidiaries to the best knowledge of FDC and Bank One, respectively, identified in such Schedules.


                                ARTICLE VIII

                           ADDITIONAL AGREEMENTS

           8.1. REASONABLE ACCESS. Between the date hereof and the Closing Date, Bank One shall use reasonable efforts to cause Alpha and its Subsidiaries to make available to the employees, agents and representatives of FDC or its Affiliates, at reasonably acceptable times and at locations reasonably acceptable and accessible, the books and records of Alpha and its Subsidiaries and allow employees, agents and representatives of FDC to discuss the business of Alpha with certain key employees of Alpha and its Subsidiaries to facilitate the Merger and transfer of the Contributed Assets and to determine whether the conditions set forth in Article V or in the Merger Agreement have been satisfied.

           8.2. ACCURACY OF REPRESENTATIONS AND WARRANTIES. Between the date hereof and the Closing Date, each of FDC and Bank One will use reasonable efforts not to take any action or omit to take any action, and to cause its Affiliates (excluding Alpha and its Subsidiaries) not to take any action or omit to take any action, that would result in its respective representations or warranties contained in Article VI of this Agreement, the Operating Agreement, the Revenue Sharing Agreement or the Revised Processing Agreement not being true and correct as of the Closing Date. Each party shall promptly notify the other of the receipt of any written notice regarding any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transactions contemplated by this Agreement.

           8.3. EFFORTS TO CONSUMMATE. Subject to the terms and conditions herein provided, each of the parties hereto agrees to negotiate in good faith with respect to the terms of the Merger Agreement and the Stockholder Agreement, and upon the execution of the Merger Agreement and the Stockholder Agreement agrees to use reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate, as promptly as practicable, the transactions contemplated hereby, in the Operating Agreement, in the Revenue Sharing Agreement and in the Revised Processing Agreement including, but not limited to, the obtaining of all necessary consents, waivers, authorizations, orders and approvals of third parties, whether private or governmental, required of it by this Agreement, the Operating Agreement, the Revenue Sharing Agreement or the Revised Processing Agreement; provided, however, that Bank One and FDC shall each have complete discretion with respect to determining the amount and type of consideration to be offered for the outstanding Common Stock of Alpha in the Merger not owned by FDC or an Affiliate of Bank One; provided, further, that neither FDC nor Bank One shall be required to make any payments (other than customary administrative and processing fees and reasonable legal expenses), commence litigation or agree to any material modifications to the terms of any Contracts, Real Property Leases or Permits in connection with the foregoing. Each of FDC and Bank One agrees to cooperate fully with the other in assisting it to comply with the provisions of this
 Section 8.3.

           8.4. NO PUBLIC ANNOUNCEMENT. Neither FDC nor Bank One shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, the Operating Agreement, the Revenue Sharing Agreement or the Revised Processing Agreement, except as and to the extent that any such party shall be so obligated by law or the rules of any stock exchange, in which case the other party shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued; provided that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement, the Operating Agreement, the Revenue Sharing Agreement or the Revised Processing Agreement or to comply with the accounting and Securities and Exchange Commission disclosure obligations.

           8.5. NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally, by courier or facsimile transmission or mailed (first class postage prepaid) to the parties at the addresses or facsimile numbers set forth below:

           If to Bank One, to:

                     BANK ONE CORPORATION
                     Law Department
                     Mail Suite 0287
                     Chicago, Illinois  60670
                     Attention:  Daniel P. Cooney
                     Telecopy Number:  312-732-3596 or
                                       312-732-9753
           If to FDC, to:

                     First Data Corporation
                     5660 New Northside Dr.
                     Suite 1400
                     Atlanta, GA 30328
                     Attention:  General Counsel
                     Telecopy Number: 770-857-0414

           with a copy to:

                     Sidley & Austin
                     One First National Plaza
                     Chicago, Illinois  60603
                     Attention:  John M. O'Hare
                     Telecopy Number:  312-853-7036

           The parties hereto agree that delivery of any copy shall not, by itself, be considered notice pursuant to this Section 8.5.

           All such notices and other communications will (x) if delivered personally or by courier to the address provided in this Section 8.5, be deemed given upon delivery, (y) if delivered by facsimile transmission to the facsimile number provided in this Section 8.5, be deemed given when receipt of transmission has been electronically confirmed by the sending party, and (z) if delivered by first class or registered mail in the manner described above to the address as provided in this Section 8.5, be deemed given three (3) Banking Days after deposit in the United States mail (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 8.5). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party.

           8.6 NOTIFICATION OF CERTAIN MATTERS. From the date hereof through the Closing Date, Bank One and FDC shall give prompt notice to the other of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any of such party's representations or warranties contained in this Agreement, the Operating Agreement, the Revenue Sharing Agreement, or the Revised Processing Agreement to be untrue or inaccurate in any material respect, and (b) any failure of such party to comply with or satisfy in any material respect any of its respective covenants, conditions or agreements to be complied with or satisfied by it under this Agreement, the Operating Agreement, the Revenue Sharing Agreement, or the Revised Processing Agreement; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement, or to satisfy any condition.

           8.7. CARD ASSOCIATION APPROVALS. Bank One and FDC shall give or cause to be given to each applicable Card Association all notices required in connection with the transaction contemplated hereby.

           8.8. RELATED PARTY TRANSACTIONS. Prior to the Closing Date, Bank One shall and shall cause Alpha to prepare the information required by Exhibit B.

           8.9.  OPERATIONS PRIOR TO CLOSING DATE.  Except as set forth on
 Schedule 8.9 and subject to the matters contemplated by this Agreement, the Merger Agreement, the Revised Processing Agreement and the Stockholders Agreement, between the date hereof and the Closing Date, Bank One and FDC shall use reasonable efforts to cause Alpha to conduct its business only in the ordinary course and in conformity with past practice.

           8.10. INTERCOMPANY AGREEMENTS. Bank One agrees to, or to cause its appropriate Affiliates to, (i) terminate the tax sharing agreement between FUSA and Alpha to the extent the parties reasonably agree portions thereof should be terminated, (ii) terminate the registration rights agreement between Bank One and Alpha, (iii) enter into agreements with respect to the provision to Alpha of office space in Dallas, Texas, certain insurance coverage and a license to use the name "First USA" and certain other trademarks and such other services as Bank One or one of its Affiliates are providing to Alpha or its Affiliates on economic terms consistent with arrangements in effect prior to the Closing (said economic terms to be in effect for 12 months from and after the Closing Date and thereafter to be subject to good faith negotiation among the parties), and
 (iv) perform the unwritten agreements between Alpha and First USA Bank described in Section 4.23 of the Company Letter referred to in the Merger Agreement, in each case on or before the Closing to the extent practicable.

           8.11. COOPERATION ON DEBT. If, upon the transfer of the Contributed Assets by Alpha to the Alliance, or the assumption by Alpha of the Assumed Liabilities, as contemplated by this Agreement, Alpha would recognize income or gain for federal income tax purposes as a result of the amount or nature of its indebtedness (including, without limitation, by reason of all or a portion of its indebtedness being treated as Member Nonrecourse Debt), then prior to such contribution and assumption, the parties hereby agree to (and to cause their respective Affiliates to) take reasonable steps to avoid such income or gain.

           8.12. CERTAIN FEES. Bank One shall cause the Alliance to pay to FDMS, in lieu of the amounts that would otherwise have been payable to FDMS under Section 8.24 of the Alliance Agreement, (i) $666,667 on the last day of each month or portion thereof remaining in calendar year 1999 after the Closing Date, (ii) $666,667 on the last day of each month in calendar year 2000, and (iii) $750,000 on the last day of each month in calendar year 2001.


                                 ARTICLE IX

                              EMPLOYEE MATTERS

           9.1. EMPLOYMENT OF ALPHA EMPLOYEES. The employment of each employee of Alpha who is actively employed (including such employees who are on vacation) as of the Closing shall be transferred to the Alliance effective as of the Closing at the same base compensation and wage levels as in effect immediately preceding the Closing. Notwithstanding anything herein to the contrary, nothing in this Agreement shall create any obligation on the part of the Alliance or any of its Affiliates to continue the employment of any employee for any definite period following the Closing. The Alliance shall offer employment (or severance benefits if such individual's position is no longer available as allowed by applicable law) to any individual who was an employee of Alpha who is on sick or disability leave or who is on an approved leave of absence as of the Closing as of the date such individual returns to work. The persons who become employed by the Alliance pursuant to this paragraph shall be referred to herein as "Transferred Employees."

           9.2. MAINTENANCE OF EMPLOYEE BENEFITS PLANS. Effective as of the Closing Date and until such time as the Alliance implements its own benefit plans,, FDC, Bank One and the Alliance shall take any reasonable actions necessary (including but not limited to plan amendment, governmental notices, etc.) to maintain the participation of the Transferred Employees in the plans, programs, agreements or arrangements which covered the Transferred Employees as of the Closing Date.

           9.3. BONUSES. The Alliance shall assume all obligations and liabilities for bonuses and incentive payments in connection with the relevant bonus programs of Alpha in effect immediately prior to the Closing Date and shall cause the payment of such bonuses or incentive payments, if any, to be made in accordance with the terms of such plans consistent with past practice.

           9.4. VACATION AND SICK LEAVE. The Alliance shall credit each Transferred Employee with the number of unused vacation days and sick leave credited to such individual through the Closing Date under the applicable vacation and sick leave policies of Alpha and shall permit or cause Transferred Employees to be permitted to use such vacation days and sick leave.

           9.5. WORKERS' COMPENSATION. The Alliance shall assume the obligation and liability for any workers' compensation or similar workers' protection claims with respect to any person who was an Alpha employee.

           9.6. EMPLOYEES OF ALLIANCE MEMBERS. At the present time both Bank One, POS and FDMS have employees that provide services in connection with the Alliance business, although none of such employees are employees of the Alliance. Bank One and FDC acknowledge that subsequent to the Closing, the Alliance management will decide whether or not they wish to offer employment to any of these employees of Bank One, POS or FDMS. In the event that such a decision to offer employment is made, the Alliance shall be under no restrictions regarding offering employment to individuals who are dedicated full-time to the Alliance, and Bank One and FDC shall cooperate, and shall cause their respective Affiliates, to cooperate, in facilitating the transfer of such employees to the Alliance.


                                 ARTICLE X

                 INDEMNIFICATION; PAYMENT OF CERTAIN COSTS

           10.1. INDEMNIFICATION BY FDC. FDC shall indemnify and hold harmless Bank One and any of its Affiliates from and against any and all Losses and Expenses, whether or not litigation is commenced, imposed upon, incurred by or asserted against Bank One or any of its Affiliates in connection with or arising from the breach by FDC of any representation, warranty, covenant or agreement of FDC in this Agreement, provided, however, that FDC shall not be required to indemnify or hold Bank One or any of its Affiliates harmless from or against any such Losses or Expenses to the extent that such Losses or Expenses arise as a result of Bank One's or any of its Affiliates' own negligence, willful misconduct or breach of any of its representations, warranties or obligations pursuant to this Agreement.

           10.2. INDEMNIFICATION BY BANK ONE. Bank One shall indemnify and hold harmless FDC and its Affiliates from and against any and all Losses and Expenses, whether or not litigation is commenced, imposed upon, incurred by or asserted against FDC or its Affiliates in connection with or arising from the breach by Bank One of any representation, warranty, covenant or agreement of Bank One in this Agreement, provided, however, that Bank One shall not be required to indemnify or hold FDC or any of its Affiliates harmless from or against any such Losses or Expenses to the extent that such Losses or Expenses arise as a result of FDC's or one of its Affiliates' own negligence, willful misconduct or breach of any of its representations, warranties or obligations pursuant to this Agreement.

           10.3. NOTICE OF CLAIMS. (a) If either Bank One, FDC or an Affiliate of either party (each an "Indemnified Party")shall seek indemnification hereunder, such Indemnified Party shall give promptly to the party obligated to provide indemnification to such Indemnified Party (the "Indemnitor") a notice (a "Claim Notice") describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced.

           (b)  In calculating any Loss or Expense there shall be deducted
 (i) any insurance recovery in respect thereof (and no right of subrogation shall accrue hereunder to any insurer) and (ii) the amount of any tax benefit to the Indemnified Party (or any of its Affiliates) with respect to such Loss or Expense (after giving effect to the tax effect of receipt of the indemnification payments).

           (c) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article X shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Loss and Expense suffered by it.

           10.4. THIRD PERSON CLAIMS. (a) In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against an Indemnified Party, such Indemnified Party must notify the Indemnitor in writing, and in reasonable detail, of the third Person claim within 10 Banking Days after receipt by such Indemnified Party of written notice of the third Person claim. Thereafter, the Indemnified Party shall deliver to the Indemnitor, within 10 Banking Days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the third Person claim. Notwithstanding the foregoing, should an Indemnified Party be physically served with a complaint with regard to a third Person claim, the Indemnified Party must notify the Indemnitor and deliver a copy of the complaint within 10 Banking Days after receipt thereof and shall deliver to the Indemnitor within 10 Banking Days after the receipt of such complaint copies of notices and documents (including court papers) received by the Indemnified Party relating to the third Person claim.

           (b) In the event of the initiation of any legal proceeding, claim or demand against the Indemnified Party by a third Person, the Indemnitor shall have the sole and absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel reasonably acceptable to the Indemnified Party and to control, defend against, negotiate, settle or otherwise deal with any proceeding, claim, or demand which relates to any Loss or Expense indemnified against hereunder; provided, however, that the Indemnified Party may participate in any such proceeding with counsel of its choice and at its expense. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. To the extent the Indemnitor elects not to defend such proceeding, claim or demand, and the Indemnified Party defends against or otherwise deals with any such proceeding, claim or demand, the Indemnified Party may retain counsel, at the expense of the Indemnitor, and control the defense of such proceeding. Neither the Indemnitor nor the Indemnified Party may settle any such proceeding which settlement obligates the other party to pay money, to perform obligations or to admit liability without the consent of the other party, such consent not to be unreasonably withheld. After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the Indemnified Party and the Indemnitor shall arrive at a mutually binding agreement with respect to each separate matter alleged to be indemnified by the Indemnitor hereunder, the Indemnified Party shall forward to the Indemnitor notice of any sums due and owing by it with respect to such matter and the Indemnitor shall pay all of the sums so owning to the Indemnified Party by wire transfer, certified or bank cashier's check within 30 days after the date of such notice.

           10.5. LIMITATION. No failure of the Indemnified Party to give the Indemnitor timely notice as required by Section 10.3 or 10.4 above shall affect such Indemnified Party's right to indemnification hereunder unless, and then only to the extent that the rights of the Indemnitor to defend against such claim have been prejudiced thereby.


                                 ARTICLE XI

                                TERMINATION

           11.1. TERMINATION. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

           (a)  by the mutual written consent of Bank One and FDC;

           (b) by Bank One or FDC if the Merger Agreement shall be terminated pursuant to its terms;

           (c) by Bank One or FDC if the transactions contemplated by the Merger Agreement shall not have been consummated on or before October 1, 1999; and

           (d) by Bank One or FDC if the Closing shall not have occurred on or before October 1, 1999.

           11.2. NOTICE OF TERMINATION. Any party desiring to terminate this Agreement pursuant to Section 11.1 shall give written notice of such termination to the other party to this Agreement.

           11.3. EFFECT OF TERMINATION. In the event that this Agreement shall be terminated pursuant to this Article XI, all further obligations of the parties under this Agreement (other than Sections 12.8 and 12.11) shall be terminated without further liability of any party to the other, provided that nothing herein shall relieve any party from liability for its willful breach of this Agreement.


                                ARTICLE XII

                          MISCELLANEOUS PROVISIONS

           12.1. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

           12.2. ENTIRE AGREEMENT. This Agreement, the Operating Agreement, the Revenue Sharing Agreement and the Revised Processing Agreement and the Exhibits, Annexes and Schedules hereto and thereto constitute the entire agreement among the parties hereto and contain all of the agreements among such parties with respect to the subject matter hereof and thereof. This Agreement, the Operating Agreement, the Revenue Sharing Agreement and the Revised Processing Agreement and the Exhibits, Annexes and Schedules hereto and thereto supersede any and all other agreements, either oral or written, between such parties with respect to the subject matter hereof and thereof.

           12.3. PARTIAL INVALIDITY. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

           12.4. AMENDMENT. Except as expressly provided herein, this Agreement may be amended only by a written agreement executed by each of FDC and Bank One.

           12.5. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICTS OF LAW DOCTRINE, EXCEPT TO THE EXTENT THE DELAWARE LIMITED LIABILITY COMPANY ACT IS CONTROLLING.

           12.6. WAIVER. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

           12.7. FURTHER ASSURANCES. In connection with this Agreement, the Operating Agreement, the Revenue Sharing Agreement and the Revised Processing Agreement and the transactions contemplated hereby and thereby, after the Closing each of FDC and Bank One shall execute and deliver, or use reasonable best efforts to cause to be executed and delivered (whether by Alpha or by any of its other Affiliates), any additional documents and instruments, and each will perform, or use reasonable best efforts to cause to be performed (whether by Alpha or by any of its other Affiliates), any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement, the Operating Agreement, the Revenue Sharing Agreement, the Revised Processing Agreement and any other agreement contemplated hereby to which it or any of its Affiliates is a party and the transactions contemplated hereby and thereby.

           12.8. EXPENSES. Each of FDC and Bank One shall pay its own legal, accounting and other expenses incident to its negotiation and preparation of this Agreement, the Operating Agreement, the Revenue Sharing Agreement and the Revised Processing Agreement and (except as expressly set forth herein or therein) the consummation of the transactions contemplated hereby and thereby.

           12.9. SURVIVAL OF OBLIGATIONS. All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement; provided, however, that the representations and warranties contained in Section 6.1(e), (f) and (g) shall terminate on the Closing Date and the other representations and warranties contained in Section 6.1 and Section 6.2 shall terminate on the third anniversary of the Closing Date.

           12.10. SUCCESSORS AND ASSIGNS. (a) The rights of either party under this Agreement shall not be assignable by such party hereto without the written consent of the other.

           (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. The successors and permitted assigns hereunder shall include without limitation, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise). Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 12.10 any right, remedy or claim under or by reason of this Agreement.

           12.11. CONFIDENTIAL NATURE OF INFORMATION. Each party agrees that it will treat in confidence during the period prior to the Closing Date all documents, materials and other information which it shall have obtained regarding the other party and its Affiliates during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, each party will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith. Such documents, materials and information shall not be communicated to any third Person (other than counsel, accountants or financial advisors of FDC and Bank
 One). No other party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the transactions. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to such party from a source other than such party provided such source is not known by the recipient to be subject to an obligation of confidentiality with respect to such information, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, or (iv) following prior written notice to the other party disclosing the nature of the proposed disclosure and the reasons such disclosure is required, such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.

           12.12. INFORMAL DISPUTE RESOLUTION. Any dispute, controversy or claim between FDC and Bank One, including any dispute, controversy or claim involving their respective Affiliates, arising from or in connection with this Agreement or the relationship of the parties under this Agreement, whether based on contract, tort, common law, equity, statute, regulation, order or otherwise ("Dispute") shall be resolved as follows:

           (a) Upon written request of either party, each party will appoint a designated representative whose task it will be to meet for the purpose of endeavoring to resolve such Dispute.

           (b) The designated representatives shall meet as often as the parties reasonably deem necessary to discuss the problem in an effort to resolve the Dispute without the necessity of any formal proceeding. During the discussions, all reasonable requests by a party to another party for non-privileged information reasonably related to the Dispute shall be honored in order that each party may be fully advised of the other party's position.

           (c) Formal proceedings for the resolution of a Dispute may not be commenced until the earlier of:

                (i) the designated representatives concluding in good faith that amicable resolution through continued negotiation of the matter does not appear likely; or

                (ii) the expiration of the fifteen (15) day period immediately following the initial request to negotiate the Dispute;

 provided, however, that this Section 12.12 will not be construed to prevent a party from instituting formal proceedings earlier to avoid the expiration of any applicable limitations period, to preserve a superior position with respect to other creditors, or to seek temporary or preliminary injunctive relief pursuant to Section 12.14.

           12.13.  ARBITRATION.

           (a) If the parties are unable to resolve any Dispute as contemplated by Section 12.12, such Dispute shall be submitted to mandatory and binding arbitration at the election of any disputing party (the "Disputing Party"). It is the intent of the parties that the arbitration be structured in such a way as to minimize costs. Except as otherwise provided in this Section 12.13, the arbitration shall be pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the "AAA").

           (b) To initiate the arbitration, the Disputing Party shall notify the other party in writing (the "Arbitration Demand"), which shall (i) describe in reasonable detail the nature of the Dispute,
      (ii) state the amount of the claim, (iii) specify the requested relief and (iv) name an arbitrator who (A) has been licensed to practice law in the U.S. for at least ten years, (B) is not then an employee of Bank One or FDC or an employee of an Affiliate of Bank One or FDC, and
      (C) is experienced in representing clients in connection with mergers and acquisitions and the subject matter of the Dispute (the "Basic
      Qualifications").   Within fifteen (15) days after the other party's
      receipt of the Arbitration Demand, such other party shall file and serve on the Disputing Party, a written statement (i) answering the claims set forth in the Arbitration Demand, including any affirmative defenses of such party; (ii) asserting any counterclaim, which shall
      (A) describe in reasonable detail the nature of the Dispute relating to the counterclaim, (B) state the amount of the counterclaim, and (C) specify the requested relief; and (iii) either accepting the arbitrator proposed by the Disputing Party as the sole arbitrator for the proceedings or naming a second arbitrator satisfying the Basic Qualifications. The Disputing Party shall notify the other party within two (2) days whether the Disputing Party accepts the arbitrator proposed by the other party as the sole arbitrator for the proceedings or rejects such arbitrator and proposes an alternate arbitrator, in which event within fifteen (15) days thereafter, the two arbitrators so named by each party will select a third neutral arbitrator from a list provided by the AAA of potential arbitrators who satisfy the Basic Qualifications and who have no past or present relationships with the parties or their counsel, except as otherwise disclosed in writing to and approved by the parties. The arbitration will be heard by a panel consisting of either one arbitrator or three arbitrators, as determined in accordance with this paragraph (b) (the "Arbitration Panel") with, in the case of three arbitrators, the third arbitrator so chosen serving as the chairperson of the Arbitration Panel. Decisions of a majority of the members of the Arbitration Panel shall be determinative.

           (c) The arbitration hearing shall be held in Chicago, Illinois. The Arbitration Panel is specifically authorized to render partial or full summary judgment as provided for in the Federal Rules of Civil Procedure. In the event summary judgment or partial summary judgment is granted, the non-prevailing party may not raise as a basis for a motion to vacate an award that the Arbitration Panel failed or refused to consider evidence bearing on the dismissed claim(s) or issue(s). The Federal Rules of Evidence shall apply to the arbitration hearing. The party bringing a particular claim or asserting an affirmative defense will have the burden of proof with respect thereto. The arbitration proceedings and all testimony, filings, documents and information relating to or presented during the arbitration proceedings shall be deemed to be information subject to the confidentiality provisions of this Agreement. The Arbitration Panel will have no power or authority, under the Commercial Arbitration Rules of the AAA or otherwise, to relieve the parties from their agreement hereunder to arbitrate or otherwise to amend or disregard any provision of this Agreement, including the provisions of this
      Section 12.13.

           (d) Should an arbitrator refuse or be unable to proceed with arbitration proceedings as called for by this Section 12.13, the arbitrator shall be replaced by the party who selected such arbitrator (and approved by the other party if in a sole arbitrator proceeding), or if such arbitrator was selected by the two party-appointed arbitrators, by such two party-appointed arbitrators selecting a new third arbitrator in accordance with Section 12.13(b). Each such replacement arbitrator shall satisfy the Basic Qualifications. If an arbitrator is replaced pursuant to this Section 12.13(d) after the arbitration hearing has commenced, then a rehearing shall take place in accordance with the provisions of this Section 12.13 and the Commercial Arbitration Rules of the AAA.

           (e) At the time of granting or denying a motion for summary judgment as provided for in paragraph (c) of this Section 12.13 and within fifteen (15) days after the closing of the arbitration hearing, the Arbitration Panel shall prepare and distribute to the parties a writing setting forth the Arbitration Panel's finding of facts and conclusions of law relating to the Dispute, including the reasons for the giving or denial of any award. The findings and conclusions and the award, if any, shall be deemed to be information subject to the confidentiality provisions of this Agreement.

           (f) The Arbitration Panel is instructed to schedule promptly all discovery and other procedural steps and otherwise to assume case management initiative and control to effect an efficient and expeditious resolution of the Dispute. Each party's presentation at the arbitration hearing shall be limited to fourteen (14) hours, and the hearing shall be completed within ten (10) Banking Days.
      Summaries of any expert testimony, along with copies of all documents to be submitted as Exhibits shall be exchanged as soon as possible and in all events at least ten (10) Banking Days before the arbitration hearing under procedures set up by the Arbitration Panel. Except as otherwise specified herein, there shall be no discovery or dispositive motion practice except as may be permitted by the Arbitration Panel, who may authorize only such discovery as is shown to be necessary to insure a fair hearing. No discovery or motions permitted by the Arbitration Panel shall in any way alter the time limits specified herein. Both parties shall continue to perform their respective obligations in accordance with the terms of this Agreement and any agreements contemplated hereby during any arbitration proceeding. The fact that arbitration has commenced shall not impair the exercise of any termination rights set forth in this Agreement. The Arbitration Panel is authorized to issue monetary sanctions against either party if, upon a showing of good cause, such party is unreasonably delaying the proceeding.

           (g) Any award rendered by the Arbitration Panel will be final, conclusive and binding upon the parties and any judgment thereon may be entered and enforced in any court of competent jurisdiction. The Arbitration Panel may not award punitive damages or any other relief not contemplated by this Agreement. In particular, the Arbitration Panel may not order the dissolution, liquidation or other termination of the Company except as specifically contemplated by the Formation Agreement.

           (h) Each party will bear a pro rata share of all fees, costs and expenses of the arbitrators, and notwithstanding any law to the contrary, each party will bear all the fees, costs and expenses of its own attorneys, experts and witnesses; provided, however, that in connection with any judicial proceeding to compel arbitration pursuant to this Agreement or to confirm, vacate or enforce any award rendered by the Arbitration Panel, the prevailing party in such a proceeding will be entitled to recover reasonable attorneys' fees and expenses incurred in connection with such proceeding, in addition to any other relief to which it may be entitled.

           12.14. JUDICIAL PROCEDURE. Nothing in Sections 12.12 or 12.13 shall be construed to prevent any party from seeking from a court a temporary restraining order or other temporary or preliminary relief pending final resolution of a Dispute pursuant to such Sections 12.12 or 12.13.

           12.15. TERMINATION OF ALLIANCE AGREEMENT. Except with respect to the provisions of Sections 3.1(d), 3.1(e), 3.2(d) and 3.2(e) of the Alliance Agreement and the obligations of the parties under Article V of the Alliance Agreement with respect to such sections, the Alliance Agreement shall be terminated in all respects as of the Closing Date.

           IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.



                               FIRST DATA CORPORATION


                               By: /s/ David J. Treinen
                                   ______________________________
                                   Name:  David J. Treinen
                                   Title: Senior Vice President


                               BANK ONE CORPORATION


                               By: /s/ Richard J. Lehmann
                                   ______________________________
                                   Name:  Richard J. Lehmann
                                   Title: President and Chief
                                          Operating Officer